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                                 EXHIBIT 8.1.4.


MORGAN BEAUMONT'S SIRE NETWORK COMPLETES SECURITY AUDIT TO MEET PAYMENT INDUSTRY SECURITY STANDARDS

BRADENTON, FLORIDA - DECEMBER 7, 2005 - Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network (TM), today announced that it anticipates receiving independent Payment Card Industry (PCI) Certification for the new office location and software development center - on or around December 15, 2005
- that the SIRE Network meets or exceeds security standards established by MasterCard and VISA to protect the consumer.

Dan Davis, Chief Technology Officer of Morgan Beaumont, stated, "Security has always been at the forefront of our company's dedication in building the SIRE Network. PCI Certification confirms that we have built a secure network that protects our cardholder's information and data. As we look forward, we will continue our efforts to be at the forefront of best practices in the industry allowing us to better, and with more security, serve our valued customers."

Key components of the Certification include building and maintaining a secure network; protecting card holder data; maintaining a vulnerability program; implementing strong access measures or "need to know" basis; regularly monitoring and testing network and maintaining an information security policy. Final certification involves an external network scan performed by an approved third party.

Cliff Wildes, CEO of Morgan Beaumont, added, "Over the next few years, the stored value industry is going to change dramatically due to issues of compliance and regulation at the state and federal level. As the industry evolves, Morgan Beaumont will continue to offer a secure and compliant network for conducting a wide variety of financial transactions nationwide."

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE Network (TM), a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit HTTP://WWW.MORGANBEAUMONT.COM.

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
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Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.


     Contacts:  Erik Jensen, President
                Morgan Beaumont, Inc.
                941-753-2875

                Ken Dennard, Managing Partner
                KSDENNARD@DRG-E.COM
                DRG&E / 713-529-6600

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